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                                                                   EXHIBIT 10.45


[LETTERHEAD] WESTPOINT STEVENS




HOLCOMBE T. GREEN, JR.
CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER
                                  May 28, 1996



Personal and Confidential

Mr. Joseph L. Jennings
WestPoint Stevens Inc.
P.O. Box 71
West Point, GA 31833

Dear Joe:

         You have indicated that you would like to avoid the daily responsibilities associated with your present position as President and Chief Operating Officer of WestPoint Stevens Inc., and in response thereto, I have proposed the following arrangement with respect to your employment by the Company in 1997-98:

         1. Effective January 1, 1997, you would serve as Vice-Chairman of the company, reporting directly to me. As such, you would have no daily responsibilities but would be available, as your time allowed, to assist me from time to time with certain special projects. For example, I would like for you to assist me with the supervision of Alamac, our cotton purchases, and the India joint venture.

         You would also continue to serve as WestPoint's member of the ATMI Board of Directors and would represent the Company in various community Boards and functions in the West Point, Georgia area.

         You would continue, as your time permitted, to assist the Company with its sales and customer relations, especially with the larger accounts where you have personal contacts.
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         2.  You would maintain your present office and secretary and be eligible for all your current benefits. If you moved from West Point, Georgia, you would be furnished with an office and secretarial assistance at a Company location of your choice.

         3. You would be paid $120,000 annually as your base salary and would be eligible to participate in the incentive bonus program and stock bonus program. You would keep all of your current stock options, subject to their normal terms.

         4. If you decide to sell your home in West Point, Georgia, you would sell the house to the Company for your cost, including all improvements paid by you, plus $50,000.

         You would, of course, remain a member of the Board of Directors of WestPoint Stevens Inc.

         Please let me know if this arrangement is satisfactory with you. This agreement supersedes your current employment agreement with the Company effective as of January 1, 1997.

                                        Sincerely,

                                        /s/ Holcombe T. Green, Jr.

                                        Holcombe T. Green, Jr.

HTGjr:rj